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ADDITIONAL STOCK  In addition, the Company shall grant to you additional
OPTIONS options ("Performance Based Options") to purchase 50,000 shares of Common Stock. The exercise price of the options will equal the fair market value of our Common Stock as determined by the Board of Directors on your date of hire. Such options to become exercisable as to 25% of the shares on each of the fourth, fifth, sixth and seventh anniversary of the date of grant; provided, however, that if at any time within 24 months after the expiration of any lock-up period imposed by the underwriters in connection with the Company's initial public offering of Common Stock, the average of the closing prices of the Company's common stock over a period of 30 consecutive trading days, as reported by the Nasdaq National Market, or any exchange on which the Company's Common Stock is then traded, equals or exceeds $26.00 per share, all of such shares shall become fully vested and exercisable until the expiration of such options or until they sooner terminate in accordance with their terms. The Options shall have a term of ten years, and shall be subject to the terms and conditions most recently approved by the Board for use under the 1998 Equity Incentive Plan.

BENEFITS Because we care about the well being of our employees, we are pleased to provide you with comprehensive offering of benefits. Our benefits currently include medical, dental, life insurance, three weeks vacation (accrued weekly and pro-rated during your first calendar year of employment), balance benefit, educational assistance and flexible-spending accounts. Additional information about these benefits is out-lined in the enclosed summary.

ELIGIBILITY FOR   The Immigration Reform and Control Act of 1986 requires
EMPLOYMENT        ViaCell to review documentary evidence that you are
                  eligible for employment. This requirement applies to US citizens, as well as foreign nationals. A list of approved documents that are acceptable as verification of employment eligibility are listed on page two of the I-9 form which will be included with your orientation packet. Please bring the appropriate documents with you on your first day of employment.

EMPLOYMENT        While we look forward to a long and mutually beneficial
RELATIONSHIP      relationship, you acknowledge that this letter does not
                  constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the company. Either you or ViaCell have the right to terminate your employment at any time.

We are very excited about the future of ViaCell and believe that the opportunities presented will allow you significant personal and professional growth. If you have any questions or concerns, please do not hesitate to contact me anytime. We look forward to having you join our team!

Sincerely,

/s/ Marc Beer                            Start Date  1/14/02
----------------------
Marc Beer
Chief Executive Officer

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Please acknowledge your acceptance of this offer by signing a copy of this document along with the Agreement Related to Intellectual Property and Confidential Information and faxing it to Kristin Dickson at 617-247-6271. This offer will remain in effect for a period of seven (7) calendar days from the date of this letter.


/s/ Robert J. Silverman                      12/20/01
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Signature                                    Date


[Intentionally omitted]                      1/14/02
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Social Security Number                       Start Date